UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 6, 2006

Date of Report (Date of earliest event reported)

Ambassadors International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1071 Camelback Street

Newport Beach, CA 92660

(Address of principal executive offices) (Zip Code)

(949) 759-5900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On April 6, 2006, Ambassadors International, Inc. (“Ambassadors”) announced the execution of an Asset Purchase Agreement, dated April 6, 2006 (the “Purchase Agreement”), by and among Ambassadors Cruise Group, LLC, a wholly-owned subsidiary of Ambassadors (“Ambassadors Cruise Group”), Delta Queen Steamboat Company, Inc., a wholly-owned subsidiary of Delaware North Companies, Inc. (“Delta Queen”), American Queen Steamboat, LLC, Delta Queen Steamboat, LLC, and Mississippi Queen Steamboat, LLC. Pursuant to the Purchase Agreement, Ambassadors Cruise Group will acquire three steamboats, the American Queen®, Delta Queen® and Mississippi Queen®, and associated operating assets of Delta Queen for $3 million in cash, the assumption of approximately $9 million of customer deposits and the assumption of approximately $35 million of fixed-rate, 6.50% debt payable through 2020 and guaranteed by the U.S. Maritime Administration. In addition, pursuant to a restricted stock agreement to be executed at closing, the transaction includes contingent consideration of 100,000 shares of Ambassadors common stock, to be granted to Delta Queen if certain future financial targets are met in any of the three years following the close of the transaction. The transaction is subject to the approval of certain debt covenant amendments by the U.S. Department of Transportation and a bondholder, as well as customary closing conditions, and is expected to close by the end of April 2006.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the Purchase Agreement attached as Exhibit 2.1 hereto and the press release attached as Exhibit 99.1 hereto, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Asset Purchase Agreement, dated April 6, 2006, by and among Ambassadors Cruise Group, LLC, Delta Queen Steamboat Company, Inc., American Queen Steamboat, LLC, Delta Queen Steamboat, LLC, and Mississippi Queen Steamboat, LLC.

99.1	Text of press release, dated April 6, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS INTERNATIONAL, INC.

Date:	April 7, 2006	By:	/s/ Brian R. Schaefgen
Brian R. Schaefgen
Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated April 6, 2006, by and among Ambassadors Cruise Group, LLC, Delta Queen Steamboat Company, Inc., American Queen Steamboat, LLC, Delta Queen Steamboat, LLC, and Mississippi Queen Steamboat, LLC.

99.1	Text of press release, dated April 6, 2006.